Exhibit 5.1
Willis Group Holdings Public Limited Company
c/o Willis Group Limited
51 Lime Street
London, EC3M 7DQ
England and Wales
January 4, 2010
Dear Sirs
Willis Group Holdings Public Limited Company (the “Company”)
We have acted as your Irish counsel in connection with the post-effective amendment to the registration statement on Form S-8 (File No. 333-153770) (the “Post-Effective Amendment”) to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 on the date hereof with respect to the Company’s ordinary shares of par value US$00.000115 each (the “Shares”) to be issued and delivered under the following plans (the “Plans”):
The Hilb, Rogal and Hamilton Company 2000 Share Incentive Plan
The Hilb Rogal & Hobbs Company 2007 Share Incentive Plan
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).
We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.
This opinion is delivered in connection with the filing by the Company of the Post-Effective Amendment with the SEC and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.
Assumptions
For the purpose of giving this opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;
(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;
(c)	the genuineness of all signatures and seals on the Documents;
(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company);
(e)	that: (a) the Company was fully solvent at the date hereof; (b) the Company would not, as a consequence of doing any act or thing which the Post-Effective Amendment and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require the Company to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company;

(f)	that any Shares issued pursuant to the Plans will be paid up in consideration of the receipt by the Company from the beneficiary prior to, or simultaneously with, the issue of such Shares of cash and/or other consideration at least equal to the nominal value of such Shares and, to the extent that any of the consideration for such Shares is not payable in cash, that the provisions of Sections 29 and Section 30 of the Companies (Amendment) Act 1983 are complied with;
(g)	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plans;
(h)	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Post-Effective Amendment and/or the Ancillary Documents or in any way bear upon or are inconsistent with the contents of this opinion;
(i)	that any representation, warranty or statement of fact or law, other than as to the laws of Ireland made in any of the Documents is true, accurate and complete;
(j)	that there are no provisions of the laws or regulations of any jurisdiction other than Ireland which would be contravened by the issuance of the Shares or which would have any implication in relation to the opinions expressed herein;
(k)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect the issue of the Shares and the filing by the Company of the Post-Effective Amendment, not disclosed by the Constitutional Documents (as defined in the Schedule to this opinion) or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;
(l)	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;
(m)	that the filing of the Post-Effective Amendment will be made, and each of the transactions referred to in the Post-Effective Amendment and the Ancillary Documents is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms;
(n)	that the information disclosed by the Searches (as defined in the Schedule to this opinion) was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matter not disclosed to us, we are of the opinion that:
(1)	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.
(2)	When the Shares have been issued, delivered and, if required, paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans (including any applicable duly authorized award agreement or other document accompanying the award, issuance or sale of the Shares), and when all consideration payable in respect of such Shares has been paid in full, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

Reservations
This opinion is subject to the following reservations:
(a)	We express no opinion as to any law other than Irish law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Ireland. This opinion is limited to Irish law as applied by the Courts of Ireland at the date hereof.
(b)	Any provision in the Post-Effective Amendment or the Ancillary Documents providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.
(c)	Searches of the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court do not reveal:
(i)	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

(ii)	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

(iii)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office.
(d)	A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented.
(e)	A search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.
(f)	While each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.
(g)	In the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Ireland (“overseas companies”) over their assets located in Ireland, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Ireland or whether any one charge has priority over any other charge over such assets.
(h)	In order to issue this opinion we have carried out the Searches and have not enquired as to whether there has been any change since the date of such Searches.

Disclosure
This opinion is addressed to you in connection with the filing by the Company of the Post-Effective Amendment with the SEC solely for the benefit of the Company and (save as referred to in the following paragraph), is not to be relied upon for any other purpose or quoted, or referred to in any public document, or filed with any governmental agency or person without our prior written consent, except as may be required by law.
We consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment.
This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Irish law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Ireland.
Yours faithfully
/s/ Matheson Ormsby Prentice

MATHESON ORMSBY PRENTICE

SCHEDULE
1.	Searches (the “Searches”) made on 4 January 2010 at the Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against the Company.
2.	A certified copy of the certificate of incorporation and memorandum and articles of association of the Company (collectively, the “Constitutional Documents”).
3.	A certified copy of resolutions of the directors of the Company dated December 15, 2009 approving the contents and filing of the Post-Effective Amendment and the acts contemplated thereby (the “Resolutions”).
4.	A copy of the Post-Effective Amendment.
5.	Corporate Certificate of the Company dated 4 January 2010.

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